NEWS RELEASE

Cleveland-Cliffs Comments on Iron Ore Pricing

Cliffs’ Average North American and Australian Iron Ore Prices to Increase in 2006

CLEVELAND, OH—June 26, 2006—Cleveland-Cliffs Inc (NYSE: CLF) today commented that recent price settlements plus other contract adjustments will increase prices for all of its 2006 iron ore sales.

Based on current estimates of all adjustment factors, average 2006 sales revenues for pellets should increase approximately 7.5 percent to $63.15 per ton from the 2005 average of $58.77 per ton. Cliffs expects its Portman revenue rate to increase roughly $6.60 per tonne, or 16 percent, above 2005’s average revenue rate of $41.66 per tonne. The Company expects 2006 pellet unit costs will increase approximately 11%, or $4.70, from 2005’s average unit cost of $42.65. Cliffs also expects its Portman operating costs per ton to increase less than 5% from 2005’s average unit cost of $35.47.

International settlements have been announced providing for a 19 percent increase in iron ore fines and lump, and a 3.5 percent reduction in the price of blast furnace pellets for Eastern Canadian producers. Cliffs stated that sales prices at its 80 percent-owned Portman operation, which supplies Asian steel producers with fines and lump ore, are directly affected by changes in negotiated iron ore fines and lump prices. However, the negotiated international price for blast furnace pellets is only one of several price adjustment factors included in the Company’s North American term sales contracts.

Cliffs’ estimated average revenue rate on all of Portman’s sales will increase 16 percent, due to the benchmark pricing settlements, changes in sales mix and Cliffs’ purchase accounting adjustments related to currency hedges in place at the date of acquisition.

The estimated 7.5 percent increase in 2006’s pellet sales revenue rate includes a number of factors. A combination of contractual base price increases, lag-year adjustments and capped pricing on one contract will increase 2006 average pellet sales revenue $3.28 per ton. The impact of the international pellet price change will reduce Cliffs’ 2006 pellet sales revenue by approximately $0.64 per ton. A reduction in net sales realization due to higher lake freight rates imbedded in sales contract prices will result in a decrease of $0.33 per ton.

Cliffs’ 2006 pellet pricing will also be determined by the net impact from other price-adjustment factors which will not be finalized until after yearend, namely changes in the producer price indices (PPI) and average hot rolled coil prices for 2006. Each one percent increase in the PPI—All Commodities Less Fuel index is currently expected to add $0.12 per ton to Cliffs’ 2005 average pellet sales pricing; each one percent increase in the PPI—Fuel and Related Products index will result in an approximate $0.06 per ton increase to Cliffs’ 2005 average pellet sales pricing; and, each $10 per ton increase from $520 per ton average hot rolled price in a number of Cliffs’ contracts is expected to result in a $0.30 per ton increase to Cliffs’ 2005 average pellet sales pricing.

Commenting on the pricing impact, Chairman and Chief Executive Officer John Brinzo said, “The net positive outcome for our consolidated iron ore pricing in 2006 reinforces our strategy of increasing Cliffs’ exposure to the fastest growing iron ore markets in the world. For North America, the multiple escalator provisions in our long-term pellet sales contracts far outweigh the negative impact of the international price settlements on our North American sales prices.

“Meaningfully higher prices for fines and lump ore being supplied by Portman, coupled with stronger North American pellet pricing, should result in another very good year for Cliffs,” he concluded.

The Company estimates its share of North American pellet sales at 21 million tons in 2006, of which about 13.5 million tons will be sold in the second half of the year. Portman’s sales of fines and lump ore are estimated to be 7.5 million tonnes during the current year, with approximately 4.3 million tonnes sold in the second half of 2006.

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix for the Company’s Portman operations; the impact of other price adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand, due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

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